Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long-Term Incentive Plan of Texas Capital Bancshares, Inc. of our reports dated February 9, 2022, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. and the effectiveness of internal control over financial reporting of Texas Capital Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
April 20, 2022